Exhibit 99.1

CVSL ANNOUNCES SECOND QUARTER RESULTS

REVENUE INCREASED 45.2%; GROSS PROFIT INCREASED 61.5%

INVESTOR CALL SCHEDULED FOR TOMORROW AT 10 A.M. EASTERN

FOR IMMEDIATE RELEASE

(Dallas, TX, August 13, 2015) – CVSL Inc. [NYSE MKT: CVSL] today announced financial results for its second quarter of 2015.

Revenue for the quarter was $35.7 million, up from $24.6 million in the second quarter last year, an increase of 45.2%. Operating loss was $2.5 million, compared to a loss of $4.1 million in last year’s second quarter, an improvement of 39.0%.

“We are very pleased with our second quarter results. The quarter clearly demonstrated the effectiveness of our strategy of buying companies at favorable prices and then applying our expertise to strengthen them and increase cash flow,” said John Rochon Jr., Vice Chairman of CVSL.

“These results compare favorably to our reported and pro forma first quarter numbers, and to the same period last year. With our cost management efforts now operating on all cylinders, we feel very good about the progress we are making on all fronts as we enter the second half of 2015. We believe these results show that our strategy is working,” Mr. Rochon said.

“While we continue to focus on improving the profitability of the companies we own, we intend to be opportunistic about potential acquisitions,” he noted.

“Underlining our strategy is our understanding the uniqueness of this direct-to-consumer sector, which is built on motivation and incentives in support of the independent sales forces. Our team knows this sector very well. We realize that our true ‘product’ is economic opportunity for the men and women in our independent sales forces,” added Mr. Rochon. “We believe this understanding and expertise will enable us to fully leverage our platform of multiple brands in the direct-to-consumer sector for profitable growth.”

Financial Highlights

Total revenue for the second quarter was $35.7 million, compared to $24.6 million in the same quarter a year ago, an increase of $11.1 million, or 45.2%, primarily due to the impact of a full quarter of CVSL’s acquisition of Kleeneze at the end of March.

Gross profit increased to $21.8 million, compared to $13.5 million in the same quarter last year, an increase of $8.3 million, or 61.5% compared to the same quarter last year.

Gross profit margins increased to 61.0% of total revenue, compared to 54.9% of total revenue in the same quarter a year ago. The increase in gross profit margins was primarily a result of less discounting at The Longaberger Company and the lack of discounting at Kleeneze that reduced program costs and discounts as a percentage of revenue.

Operating losses decreased by $1.6 million in the quarter compared to the same period in 2014, from $4.1 million to $2.5 million, an improvement of 39.0%. This was primarily due to an improvement in both the program costs and discounts and SG&A expense.

Operating margins improved to (6.9)% from (16.7)% compared to the same period last year.

For the first six months of 2015, revenue was $55.0 million compared to $51.3 million in the same period last year, an increase of $3.7 million, or 7.2%.

For the first six months, gross profit increased from $27.2 million to $33.4 million, an increase of $6.2 million compared with the same period in 2014. Gross profit margins increased to 60.8% compared to 53.0% for the same six months last year. Gross profit was partially offset by higher operating expenses, specifically in commissions and incentives expense.

Operating losses for the first six months remained flat compared with the same period last year. Operating margins improved to (12.2)% from (13.4)% compared to the same six-month period last year.

“These results represent a positive trend toward improved operating margins as we continue to strengthen the portfolio businesses and gain additional cost efficiencies from eliminating redundant overhead. As we’ve said, our goal is to find operating synergies among our companies and to constantly leverage those synergies. This is having a positive effect on our results,” said Mr. Rochon.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenue	$35,742	$24,586	$54,961	$51,257
Program costs and discounts	(2,998)	(5,220)	(5,160)	(10,196)
Net revenue	32,744	19,366	49,801	41,061
Costs of sales	10,955	5,863	16,365	13,879
Gross profit	21,789	13,503	33,436	27,182
Commissions and incentives	12,612	6,005	18,480	12,978
Gain on sale of assets	(40)	(141)	(83)	(407)
Selling, general and administrative	10,829	11,301	20,269	20,389
Depreciation and Amortization	678	445	1,308	1,066
Impairment of Goodwill	192	—	192	—
Operating loss	(2,482)	(4,107)	(6,730)	(6,844)
Loss on marketable securities	—	58	7	552
Interest expense, net	745	213	1,341	479
Loss from operations before income tax provision	(3,227)	(4,378)	(8,078)	(7,875)
Income tax provision	192	213	386	492
Net loss	(3,419)	(4,591)	(8,464)	(8,367)
Net loss attributable to non-controlling interest	1,726	1,046	1,892	1,686)
Net loss attributable to CVSL Inc.	$(1,693)	$(3,545)	$(6,572)	$(6,681)
Basic and diluted loss per share:
Weighted average common shares outstanding	34,367,095	24,400,893	34,017,582	24,403,486
Loss per common share attributable to common stockholders, basic and diluted	$(0.05)	$(0.15)	$(0.21)	$(0.27)

The balance sheet improved dramatically from end of year 2014 to Q2 2015.  Working capital improved from ($3.4 million) to $4.1 million; the current ratio improved from 0.86 to 1.11; the quick ratio improved from 0.16 to 0.46; and the cash ratio improved from 0.11 to 0.18. Most of the improvement in these liquidity ratios was a result of the underwritten public offering on March 4, 2015 and the purchase of Kleeneze in March 2015. Additionally, CVSL wrote down some aged accounts payable.

CVSL Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	(Unaudited)
	June 30, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$6,436	$2,606
Marketable securities	5,967	991
Accounts receivable, net	3,966	450
Inventory, net	20,289	14,759
Other current assets	3,373	2,481
Total current assets	40,031	21,288
Restricted cash	3,027	—
Sale leaseback security deposit	4,414	4,414
Property, plant and equipment, net	8,429	8,191
Leased property, net	14,834	15,361
Goodwill	5,246	4,095
Intangibles, net	3,458	3,558
Other assets	353	400
Total assets	$79,792	$57,307

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$12,515	$8,436
Related party payables, net	635	127
Lines of credit	99	105
Accrued commissions	4,056	3,319
Accrued liabilities	8,316	5,695
Deferred revenue	2,490	2,982
Current portion of long-term debt	949	974
Accrued taxes payable	3,842	2,693
Other current liabilities	3,027	1,409
Total current liabilities	35,929	24,652
Long-term debt	7,015	4,316
Lease liability	15,765	15,774
Other long-term liabilities	2,353	3,582
Total liabilities	61,062	48,324

Commitments & contingencies (Note 9)
Stockholders' equity:
Preferred stock, par value $0.001 per share, 500,000 authorized	—	—
Common stock, par value $0.0001 per share, 250,000,000 shares authorized; 34,367,095 and 27,599,012 shares issued and outstanding as of June 30, 2015 and December 31, 2014, respectively	4	3
Additional paid-in capital	55,468	37,097
Accumulated other comprehensive (loss) income	174	321
Accumulated deficit	(38,730)	(32,159)
Total stockholders' equity attributable to CVSL Inc.	16,916	5,262
Stockholders' equity attributable to non-controlling interest	1,814	3,721
Total stockholders' equity	18,730	8,983
Total liabilities and stockholders' equity	$79,792	$57,307

Management Commentary

CVSL’s strategy is to provide a platform of multiple brands for independent sales representatives to pursue earning opportunities at their own pace, using company-provided e-commerce tools to enhance their ability to serve customers. CVSL’s team is experienced in the direct-to-consumer sector and uses its expertise to identify companies for potential acquisition. Once companies are acquired, CVSL seeks to enhance their performance and achieve profitability. As CVSL seeks operational efficiencies and synergies among its companies, each company maintains its own separate brand, sales force, product line and compensation plan.

In the second quarter, CVSL management focused on strengthening the companies within its existing portfolio.

With regard to acquisitions, CVSL said it intends to be opportunistic and open to making acquisitions at favorable prices that will further expand the Company’s base.

At The Longaberger Company, in the second quarter management ended excessive discounting of its product line; ended the practice of operating company-owned factory stores which had competed with the sales force; provided new executive leadership with the naming of John Rochon Jr. as chairman, president and CEO in May; and re-connected the company with its roots by returning its annual sales convention to Dresden, Ohio, where the company was founded. Management believes that Longaberger has made significant progress in its ongoing recovery effort.

At Kleeneze, CVSL’s newest and largest company, management is focusing on ways to reduce warehouse and other operational costs. CVSL’s chairman, John Rochon Sr., personally addressed the company’s annual sales event in the UK, welcoming members of the sales network to the CVSL family of companies and reinforcing CVSL’s understanding of the direct selling sector, in contrast to Kleeneze’s former ownership by a catalog company, which had competed with Kleeneze’s sales network.

At Your Inspiration At Home, management says that recruiting and sales continue to show strong growth, and that the company, which sells award-winning spice blends and other gourmet food products, has grown more than eight-fold in annual revenue since it was acquired by CVSL in August of 2013.

At Agel Enterprises, management notes the value of the company’s global footprint, which provides CVSL with a presence in more than 40 countries around the world. Management believes this global footprint can help other CVSL companies and brands over time by reducing the cost of entry into international markets where Agel already has a presence. A new skin care product and a new pro-biotic product are slated for launch at Agel next month.

CVSL said it expects to move into its new headquarters office location near downtown Dallas, TX in November. Management believes the new location will help the Company attract and retain professional talent. Because of more efficient use of space in less square footage, the monthly rent expenses will be substantially the same as CVSL’s current location.

Conference Call

Management will host a conference call to discuss the operating and financial results and take investor questions at 10 a.m. Eastern Time tomorrow, Friday, August 14.

Participant Dial-in Number(s):

Participant Toll Free:888-417-8533

Participant International Toll: 719-325-2429 Participant Passcode: 6697820

A webcast replay of the conference call will be available in the investor relations section of the Company’s website following completion of the call.

ABOUT CVSL INC. (www.cvsl.us.com)

CVSL is a growing platform of direct-to-consumer brands. Within CVSL, each company retains its separate identity, sales force, product line and compensation plan, while CVSL seeks synergies and efficiencies in operational areas. CVSL companies currently include The Longaberger Company, a 42-year old maker of hand-crafted baskets and other home decor items; Your Inspiration At Home, an award-winning maker of hand-crafted spices and other gourmet food items from around the world; Tomboy Tools, a direct seller of tools designed for women as well as home security systems; Agel Enterprises, a global seller of nutritional products in gel form as well as a skin care line, operating in 40 countries; Paperly, which offers a line of custom stationery and other personalized products; My Secret Kitchen, a U.K.-based seller of gourmet food products; Uppercase Living, which offers an extensive line of customizable vinyl expressions for display on walls in the home; and Kleeneze, a 95-year old UK-based catalog seller of cleaning, health, beauty, home, outdoor and a variety of other products. CVSL also includes Happenings, a lifestyle publication and marketing company.

Cautionary Note Regarding Forward-Looking Statements:

This press release contains forward-looking statements that involve risks and uncertainties. All statements other than statements of historical fact contained in this press release are forward-looking statements. We have attempted to identify forward-looking statements by terminology including "anticipate," "believe," "can," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "should," or "will" or the negative of these terms or other comparable terminology. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy. These statements are based upon current beliefs, expectations and assumptions. These statements are subject to a number of risks and uncertainties, as to CVSL's ability to continue its growth, the recent results showing that the strategy is working, the intended acquisition strategy and continued focus on improving the profitability of the companies, the continued strengthening of the portfolio businesses and additional cost efficiencies from eliminating redundant overhead, CVSL’s understanding and expertise enabling it to leverage its platform in its sector for growth, Longaberger’s progress in its recovery effort, the continuing strong recruiting and sales growth of Your Inspiration At Home, CVSL’s global footprint helping it to reduce the other CVSL’s companies entry into international markets, the new headquarters location and its impact on the ability to retain young professional talent and the other risks outlined under "Risk Factors" in CVSL's Annual Report on Form 10-K/A for its fiscal year ended December 31, 2014 and those risks discussed in other documents we file with the Securities and Exchange Commission, which may cause our actual results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements to differ materially from expectations. Except as required by law, we undertake no obligation to update or revise publicly any of the forward-looking statements after the date of this press release to conform our statements to actual results or changed expectations.

Company Contact:	Investor Relations Contact:
Russell Mack	Ed McGregor/Jody Burfening
Executive Vice President and Director	LHA
rmack@cvsl.us.com	(212) 838-3777
emcgregor@lhai.com